Exhibit 99.2
Important Information
In the United States, Rio Tinto will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Rio Tinto will be available free of charge on the SEC’s website at http://www.sec.gov. In addition, documents filed with the SEC by Rio Tinto may be obtained free of charge by contacting Rio Tinto’s media or investor relations departments or on Rio Tinto’s website at www.riotinto.com. Any documents filed by BHP Billiton, including any registration statement on Form F-4 (which will include a preliminary prospectus) and related exchange offer materials as well as any Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.
Forward-Looking Statements
This communication includes forward-looking statements. All statements other than statements of historical facts included in this communication, including, without limitation, those regarding Rio Tinto’s financial position, business strategy, plans and objectives of management for future operations (including development plans and objectives relating to Rio Tinto’s products, production forecasts and reserve and resource positions), are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Rio Tinto, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
Such forward-looking statements are based on numerous assumptions regarding Rio Tinto’s present and future business strategies and the environment in which Rio Tinto will operate in the future. Among the important factors that could cause Rio Tinto’s actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, levels of actual production during any period, levels of demand and market prices, the ability to produce and transport products profitably, the impact of foreign currency exchange rates on market prices and operating costs, operational problems, political uncertainty and economic conditions in relevant areas of the world, the actions of competitors, activities by governmental authorities such as changes in taxation or regulation and such other risk factors identified in Rio Tinto’s most recent Annual Report on Form 20-F filed with the SEC or Form 6-Ks furnished to the SEC. Forward-looking statements should, therefore, be construed in light of such risk factors and undue reliance should not be placed on forward-looking statements. These forward-looking statements speak only as of the date of this communication. Rio Tinto expressly disclaims any obligation or undertaking (except as required by applicable law, the City Code on Takeovers and Mergers (the “Takeover Code”), the UK Listing Rules, the Disclosure and Transparency Rules of the Financial Services Authority and the Listing Rules of the Australian Securities Exchange) to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in Rio Tinto’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

BROADCAST TRANSCRIPT
Date March 05, 2008
Time 05:13 PM ET
Station Bloomberg
Program Taking Stock
Tom Albanese, Chief Executive Officer, Rio Tinto:
Good afternoon.
Pimm Fox, Anchor:
Tom, first, let’s talk about the BHP bid for Rio Tinto. BHP has come out and said wants to know why the board of Rio Tinto has not responded favorably. In fact, he asked, he challenged the board to come up with a response that looked at the value that they’re offering and how they’re going to, in a sense, meet that offer. What is your take on this? What is your response?
Albanese:
Well, again, since November, we have been very consistent in saying that we looked at first the BHP proposal in November, and then, in early February, the BHP pre-conditional takeover offer. The board looked at it, the board evaluated; the board rejected it based upon value. And that was value to Rio Tinto shareholders. And that is the value of the foundation of some of the strongest mining assets on the globe, in an environment which we anticipate continuing for quite a long time, where China is continuing to demand evermore of the materials we produce in a sector which is still struggling to keep up with it.
So we’ve got the primary assets and the best, I think I’d say the best pipeline in the world, in terms of capabilities to grow that in the very demand environment, which could last literally decades, where the rest of the industry is struggling to keep up.

Albanese:  (con’t)
There is a tremendous amount of value in that and we’re very happy to continue to run our business, maximize the value. If you look at what we’ve done on second half of 2007, little stronger than the first half of 2007. 2007 we had record EBIT underlying earnings, we had record EBITDA, we had record cash flow. Our earnings went up in the second half; their earnings went down in the second half. Just look, on a year-to-date basis, we’ve heard about commodities and we’re hearing about record numbers. We are looking at virtually all of our businesses with higher prices and higher, consensus prices that we would’ve seen at the beginning of the year, and even we would have seen a month ago.
Fox:
But let me ask you, Tom, you know Don Argus, the head of BHP Billiton, he’s challenged the Rio Tinto board and said, “Well, you know, the script offer is sort of not really comparing relative value. It’s not absolute value.” So, you’ve gotta come up, at least according to Argus, with fifty-three billion dollars of additional value for Rio Tinto shareholders. If he comes up with that additional value, are you saying that you would agree to a takeover?
Albanese:
It’s all about a combination of absolute and relative values. I mean, you’ve got to look at the value of the business and the value to Rio Tinto shareholders of the business. We can’t look back at what things might have been in 2006 or what they might have been in 2005. We’ve got to look forward to what we see things are gonna be in 2008, 2009, 2010, and going forward. We’ve got to look at the forward-look value. We’ve gotta look at the fact that iron ore price—we’ve just heard about where some of these settlements are settling out.
We’ve got to look at the aluminum business and the success of the Alcan transaction. The fact that Alcan, we bought it in an environment of, say, a dollar ten to a dollar twenty per pound aluminum. And what’re, what’re we at now? A dollar forty per pound aluminum. We are very strong markets and we’re very, very well-positioned for the future.

Fox:
Well, certainly it seems as though BHP wouldn’t want you if it was not a strong market and that they did want the assets of Rio Tinto, but, all things being equal, Tom, if they, uh, met a price that you agree to, are you willing to go and work for Don Argus?
Albanese:
They have to, it has to—it’s all about value. It’s all about bringing something to the Rio Tinto shareholders that is better than what we’ve got right now. What we have is a tremendously exceptional investment, and it’s all about value, it’s all about the foundation of the businesses. And, again, they’re not even any close, so I think anything else is a bit speculative.
Fox:
All right, so if they’re not even close, what would it be? What would Don Argus have to offer to make this successful for you? And I know that you’ve talked about the increased value, but, intrinsically, are you opposed to a merger?
Albanese:
If we looked at what our businesses are doing and how are businesses are fairing, how our businesses were running in the fourth quarter, how our businesses were running the second half of last year. As we go forward into 2008, and if we look even beyond that, the longer the time goes on, the longer that the value equation favors Rio Tinto, on relative or an absolute basis, vis-à-vis BHP Billiton.
Fox:
Well, then why is Rio Tinto trading below the BHP offer price? I mean, that has fluctuated, I grant you, but, do you think that if they were to increase their offer, say, ten or 15 percent, is that the kind of value that you’re talking about?
Albanese:
Well, look, I’d say, first of all, that the trading activity is above the 4.3 multiple and, or 3.4 multiple. It’s above really where the market’s been trading. It was at the time it was 3.0, it is now at the time it’s 3.4. So I would say that the market—and again, recognize it’s a year before everything settles out, in terms ‘a the various approvals—the market is speaking.

Fox:
All right, well, if the market is speaking, then what is the market saying right now about your efforts in, let’s say taking advantage of a lot of the increases in commodity prices? Has that already been factored into the price of Rio Tinto?
Albanese:
I think we’ve been seeing some quite dramatic moves in commodities. I mean, we just heard about it earlier in this program, just over the past few weeks, and even, in some cases, over the past few days. And I think we are beginning to see a process. The market, market is continuing to absorb this and begin to build into thinking. But, certainly, when we look at the incremental cost of energy, how that impacts the incremental cost of aluminum; when we look at what’s going on with the world coal business right now, we look at the increase we’re seeing in both thermal coal and we’re seeing in coking coal. When we look at aluminum prices rising, we heard about gold prices, and we look at where iron ore is fairing, I think we’re in for even stronger times as we look ahead.
Fox:
Have you met with Marius Kloppers or Don Argus?
Albanese:
We continue to focus on running our business. And, again, we don’t see a need to deviate from running our business, as long as the value equation isn’t even close.

Fox:
All right. Tom Albanese, CEO of Rio Tinto. Thank you very much. We look forward to having you back to follow up on what’s going on with the BHP Billiton, as well as your businesses at Rio Tinto.
Thank you very much.
Albanese:
Thank you very much.